Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PTC THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

PTC Therapeutics, Inc. a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is PTC Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on March 31, 1998 under the name PTC Therapeutics, Inc.  The Certificate of Incorporation was most recently amended on May 25, 2012.

2.                                      That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is PTC Therapeutics, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 17,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 14,690,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which (a) 5,050,000 shares are hereby designated “Series Four Senior Preferred Stock” and (b) 9,640,000 shares are hereby designated “Series Five Junior Preferred Stock”.  The Series Four Senior Preferred Stock and Series Five Junior Preferred Stock are collectively referred to herein as the “Designated Preferred Stock”.

At the time at which the Corporation shall file this Amended and Restated Certificate of Incorporation (the “Effective Time”), (i) a one-for 120 reverse stock split of the Corporation’s Common Stock (the “Reverse Stock Split”) shall become effective, pursuant to which each 120 shares of Common Stock outstanding or held in treasury of the Corporation immediately prior to the Effective Time, shall be reclassified and combined into one fully paid and non-assessable share of Common Stock automatically and without any action by the holder thereof and shall represent one share of Common Stock from and after the Effective Time, (ii) each share of the Corporation’s previously designated Series One Preferred Stock, par value $0.001 per share (the “Former Series One Preferred”), issued and outstanding or held in treasury of the Corporation immediately prior to the Effective Time, shall be automatically reclassified into an amount equal to a fraction, the numerator of which is 430 and the denominator of which is 120, fully paid and nonassessable shares of Series Five Junior Preferred Stock, without any action on the part of the holder thereof; (iii) each share of the Corporation’s previously designated Series Two Preferred Stock, par value $0.001 per share (the “Former Series Two Preferred”), issued and outstanding or held in treasury of the Corporation immediately prior to the Effective Time, shall be automatically reclassified into an amount equal to a fraction, the numerator of which is 15 and the denominator of which is 120, fully paid and nonassessable shares of Series Five Junior Preferred Stock, without any action on the part of the holder thereof and (iv) each share of the Corporation’s previously designated Series Three Preferred Stock, par value $0.001 per share (the “Former Series Three Preferred”), issued and outstanding or held in treasury of the Corporation immediately prior to the Effective Time, shall be automatically reclassified into an amount equal to a fraction, the numerator of which is 2 and the denominator of which is 120, fully paid and nonassessable share of Series Five Junior Preferred Stock, without any action on the part of the holder thereof.  The Former Series One Preferred, Former Series Two Preferred and Former Series Three Preferred are collectively referred to herein as the “Former Preferred Stock”.  The reclassification of all such shares of Former Preferred Stock into shares of Series Five Junior Preferred Stock as provided hereby is referred to herein as the “Recapitalization”.  No fractional shares shall be issued in connection with the Reverse Stock Split or the Recapitalization.  Any stockholder who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split shall receive in lieu thereof cash in an amount equal to the amount of such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors of the Corporation.  Any stockholder who would otherwise be entitled to receive a fractional share of Series Five Junior Preferred Stock as a result of the Recapitalization shall receive in lieu thereof cash in an amount equal to the amount of such fraction multiplied by the then fair market value of a share of Series Five Junior Preferred Stock as determined by the Board of Directors of the Corporation.  At and after the Effective Time, each outstanding certificate that prior thereto represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of and to represent that whole number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have reclassified and combined as herein provided.  At and after the Effective Time, each outstanding certificate that prior thereto represented shares of Former Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent that whole number of shares of Series Five Junior Preferred Stock into which the shares of Former Preferred Stock represented by such certificate shall have been reclassified as herein provided.  Each holder of record of a certificate or certificates representing one or more shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall be entitled, upon surrender of such certificate or certificates to the Corporation for cancellation, as soon as reasonably practicable, (i) to have made in the Corporation’s stock ledger, a book-entry notation or (ii) at the request of such holder, to have issued and delivered to such holder a certificate or certificates, in the case of either clause (i) or (ii), representing the whole number of shares of Common Stock to which such holder shall be entitled pursuant to the provisions of this paragraph.  Each holder of record of a certificate or certificates representing one or more shares of Former Preferred Stock shall be entitled, upon surrender of such certificate or certificates to the Corporation for cancellation, as soon as reasonably practicable, (i) to have made in the Corporation’s stock ledger a book-entry notation or (ii) at the request of such holder, to have issued and delivered to such holder a certificate or certificates, in in the case of either clause (i) or (ii), representing the whole number of shares of Series Five Junior Preferred Stock to which such holder shall be entitled pursuant to the provisions of this paragraph.  No cash in lieu of any fractional share shall be paid to any stockholder until such stockholder shall have surrendered for cancellation or otherwise accounted to the Corporation for the outstanding stock certificates entitling such stockholder to such cash.  All share and per share amounts hereinafter set forth in this Amended and Restated Certificate of Incorporation are set forth after giving effect to the Reverse Stock Split and the Recapitalization and no further adjustment thereto shall be made as a result of the Reverse Stock Split or the Recapitalization.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.                                    COMMON STOCK

1.                                      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                      Voting.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.  There shall be no cumulative voting.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.                                    PREFERRED STOCK

The Designated Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.                                      Dividends.

(a)                                 The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series Four Senior Preferred Stock and the Series Five Junior Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of such series of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Four Senior Preferred or Series Five Junior Preferred Stock, as the case may be, as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Four Senior Preferred Stock at the then applicable Senior Preferred Conversion Price or Series Five Junior Preferred Stock at the then applicable Junior Preferred Conversion Price, as the case may be, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of the applicable series of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to, as applicable (and as defined below), the Senior Preferred Original Issue Price or the Junior Preferred Stated Amount; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of the Series Four Senior Preferred Stock and the Series Five Junior Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend on such series of Preferred Stock.

(b)                                 Notwithstanding the foregoing paragraph (a), the Corporation shall not declare, pay or set aside any dividends on shares of Series Five Junior Preferred Stock unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series Four Senior Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Four Senior Preferred Stock in an amount at least equal to the product of (i) the dividend payable on each share of Series Five Junior Preferred Stock determined as if all shares of Series Five Junior Preferred Stock had been converted into Common Stock at the then applicable Junior Preferred Conversion Price and (ii) the number of shares of Common Stock issuable upon conversion of a share of Series Four Senior Preferred Stock at the then applicable Senior Preferred Conversion Price, in each case calculated on the record date for determination of holders entitled to receive such dividend.

(c)                                  The “Senior Preferred Original Issue Price” shall mean $12.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Four Senior Preferred Stock.  The “Junior Preferred Stated Amount” shall mean $12.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Five Junior Preferred Stock.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1                   Preferential Payments to Holders of Designated Preferred Stock.  Subject to the rights of any other series of Preferred Stock:

2.1.1.                  Preferential Payments to Holders of Series Four Senior Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series Four Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis and before any payment shall be made to the holders of Series Five Junior Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series Four Senior Preferred Stock equal to the greater of (i) the Senior Preferred Original Issue Price, plus any dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Designated Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (such greater amount, the “Senior Preferred Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Four Senior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.1, the holders of shares of Series Four Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2.                  Preferential Payments to Holders of Series Five Junior Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, and only after the payment of all preferential amounts required to be paid to the holders of Series Four Senior Preferred Stock pursuant to Subsection 2.1.1, the holders of shares of Series Five Junior Preferred Stock then outstanding shall be entitled to be paid out of any remaining assets of the Corporation available for distribution to its stockholders, on a pari passu basis and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series Five Junior Preferred Stock equal to the greater of (i) the Junior Preferred Stated Amount, plus any dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Designated Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (such greater amount, the “Junior Preferred Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Five Junior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.2, the holders of shares of Series Five Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2                   Distribution of Remaining Assets to Holders of Common Stock.  Subject to the rights of any other series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, and only after the payment of all preferential amounts required to be paid to the holders of shares of Designated Preferred Stock pursuant to Subsection 2.1, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders, pro rata based on the number of shares of Common Stock held by each such holder.

2.3                   Deemed Liquidation Events.

2.3.1.                  Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) the holders of a majority of the then outstanding shares of Series Four Senior Preferred Stock and (ii) the holders of a majority of the then outstanding shares of Series Five Junior Preferred Stock, in the case of each of clause (i) and (ii), acting as separate classes, elect otherwise by written notice sent to the Corporation at least 30 business days prior to the effective date of any such event:

(a)                                 a merger or consolidation in which

(i)             the Corporation is a constituent party or

(ii)          a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)                                 the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2.                  Effecting a Deemed Liquidation Event.

(a)                                 The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)                                 In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Designated Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Designated Preferred Stock, and (ii) unless (A) the holders of a majority of the then outstanding shares of Series Four Senior Preferred Stock and (B) the holders of a majority of the then outstanding shares of Series Five Junior Preferred Stock, in the case of clauses (A) and (B), acting as separate classes, elect in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event not to proceed with such redemption, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem (i) prior to any redemptions of Series Five Junior Preferred Stock, all outstanding shares of Series Four Senior Preferred Stock at a price per share equal to the Senior Preferred Liquidation Amount and (ii) then, all outstanding shares of Series Five Junior Preferred Stock at a price per share equal to the Junior Preferred Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to this Subsection 2.3.2(b), (A) if the Available Proceeds are not sufficient to redeem all outstanding shares of Series Four Senior Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series Four Senior Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders and (B) if, after redeeming all shares of Series Four Senior Preferred Stock, the Available Proceeds are not sufficient to redeem all outstanding shares of Series Five Junior Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series Five Junior

Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.  Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(c)                                  The Corporation shall send written notice of any redemption pursuant to Subsection 2.3.2(b) (the “Redemption Notice”) to each holder of record of Designated Preferred Stock not less than 25 days prior to the Redemption Date.  Each Redemption Notice shall state:

(i)                                     the Redemption Date, the number of shares of each series of Designated Preferred Stock to be redeemed on such Redemption Date and the amount of Available Proceeds to be paid on each series of Designated Preferred Stock on such Redemption Date;

(ii)                                  the date upon which the holder’s right (if any) to convert shares terminates (as determined in accordance with Subsection 4.1.2); and

(iii)                               that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates, if any, representing the shares of Designated Preferred Stock to be redeemed.

On or before the applicable Redemption Date, each holder of shares of Designated Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares, if any (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable amount of Available Proceeds to be paid for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Designated Preferred Stock represented by a certificate are redeemed, a book-entry notation shall promptly be made in the Corporation’s stock ledger and confirmation thereof shall be delivered to such holder (or at the request of such owner, a new certificate or certificates shall be issued and delivered to such owner) representing the unredeemed shares of Designated Preferred Stock.  If a Redemption Notice shall have been duly given, and if on the applicable Redemption Date the applicable amount of Available Proceeds payable upon redemption of the shares of Designated Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates, if any, evidencing any of the shares of Designated Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Designated Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the applicable amount of Available Proceeds without interest upon surrender of their certificate or certificates therefor.

2.3.3.                  Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4.                  Allocation of Deferred Payments.  In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, then, unless (i) the holders of a majority of the then outstanding shares of Series Four Senior Preferred Stock and (ii) the holders of a majority of the then outstanding shares of Series Five Junior Preferred Stock, in the case of each of clauses (i) and (ii), acting as separate classes, elect otherwise by written notice sent to the Corporation prior to the effective date of such Deemed Liquidation Event, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration (or any other payments previously made pursuant to this clause (b)) as part of the same transaction.

3.                                      Voting.

3.1                   General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Four Senior Preferred Stock and Series Five Junior Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Four Senior Preferred Stock or Series Five Junior Preferred Stock, as the case may be, held by such holder are convertible (based on the then applicable Senior Preferred Conversion Price or Junior Preferred Conversion Price, as the case may be) as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series Four Senior Preferred Stock and Series Five Junior Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2                   Series Four Senior Preferred Stock Protective Provisions.  At any time when at least 500,000 shares of Series Four Senior Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Four Senior Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series Four Senior Preferred Stock consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.2.1.                  amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series Four Senior Preferred Stock (including, without limitation, by amending, altering or repealing any provision of this Section 3.2);

3.2.2.                  create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series Four Senior Preferred Stock with respect to the distribution of assets in the event of a liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series Four Senior Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series Four Senior Preferred Stock with respect to the distribution of assets in the event of a liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.2.3.                  reclassify, alter or amend any existing security of the Corporation that is pari passu with, or junior to, the Series Four Senior Preferred Stock in respect of the distribution of assets in the event of a liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or, to the extent previously junior, pari passu with the Series Four Senior Preferred Stock in respect of any such right, preference or privilege;

3.2.4.                  liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing, unless the gross cash proceeds payable to stockholders of the Corporation upon consummation of such liquidation, dissolution, winding up, merger, consolidation or other Deemed Liquidation Event shall equal or exceed $200 million;

3.2.5.                  purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Designated Preferred Stock as expressly required hereby, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then current fair market value thereof or (iv) as approved by the Board of Directors; or

3.2.6.                  create, or authorize the creation of, or issue, or authorize the issuance of any indebtedness or capital lease obligation, or permit any subsidiary to take any such action with respect to any indebtedness or capital lease obligation, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $1.0 million, unless such indebtedness or capital lease obligation has received the prior approval of the Board of Directors.

3.3                   Series Five Junior Preferred Stock Protective Provisions.  At any time when at least 500,000 shares of Series Five Junior Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Five Junior Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series Five Junior Preferred Stock consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.3.1.                  amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series Five Junior Preferred Stock (including, without limitation, by amending, altering or repealing any provision of this Section 3.3);

3.3.2.                  create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series Five Junior Preferred Stock with respect to the distribution of assets in the event of a liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series Five Junior Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series Five Junior Preferred Stock with respect to the distribution of assets in the event of a liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.3.3.                  reclassify, alter or amend any existing security of the Corporation that is pari passu with, or junior to, the Series Five Junior Preferred Stock in respect of the distribution of assets in the event of a liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or, to the extent previously junior, pari passu with the Series Five Junior Preferred Stock in respect of any such right, preference or privilege;

3.3.4.                  purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the

Designated Preferred Stock as expressly required hereby, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then current fair market value thereof or (iv) as approved by the Board of Directors; or

3.3.5.                  create, or authorize the creation of, or issue, or authorize the issuance of any indebtedness or capital lease obligation, or permit any subsidiary to take any such action with respect to any indebtedness or capital lease obligation, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $1.0 million, unless such indebtedness or capital lease obligation has received the prior approval of the Board of Directors.

3.4                   Deemed Liquidation Event Protective Provision.  At any time when at least 1,000,000 shares of Series Five Junior Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Five Junior Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing, unless the gross cash proceeds payable to stockholders of the Corporation upon consummation of such liquidation, dissolution, winding up, merger, consolidation or other Deemed Liquidation Event shall equal or exceed $200 million, without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of shares of Series Five Junior Preferred Stock and Series Four Senior Preferred Stock representing a majority of the votes represented by the then outstanding shares of Series Five Junior Preferred Stock and Series Four Senior Preferred Stock consenting or voting (as the case may be) as a single class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

4.                                      Optional Conversion.

The holders of the Designated Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                   Right to Convert.

4.1.1.                  Conversion Ratios.

(a)                                 Each share of Series Four Senior Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Senior Preferred Original Issue Price by the Senior Preferred Conversion Price (as defined below) in effect at the time of conversion.  The “Senior Preferred Conversion Price” shall initially be equal to $12.00.  Such initial Senior Preferred Conversion Price, and the rate at which shares of

Series Four Senior Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)                                 Each share of Series Five Junior Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Junior Preferred Stated Amount by the Junior Preferred Conversion Price (as defined below) in effect at the time of conversion.  The “Junior Preferred Conversion Price” shall initially be equal to $12.00.  Such initial Junior Preferred Conversion Price, and the rate at which shares of Series Five Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2.                  Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Designated Preferred Stock.

4.2                   Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Designated Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Designated Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                   Mechanics of Conversion.

4.3.1.                  Notice of Conversion.  In order for a registered holder of Series Four Senior Preferred Stock or Series Five Junior Preferred Stock to voluntarily convert shares of such series of Preferred Stock into shares of Common Stock, such holder shall provide written notice that such holder elects to convert all or any number of the shares of the Preferred Stock and, if applicable, any event on which such conversion is contingent (and, if such shares of Preferred Stock are then represented in certificated form, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Designated Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent)).  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock (and any requested certificate or certificates representing such Shares) to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice (and, in the case of shares of Preferred Stock then represented in certificated form, the applicable certificates (or lost certificate affidavit and agreement)) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of such shares of Preferred Stock shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) deliver to such holder of Preferred Stock, or to his, her or its nominees, confirmation that the Corporation’s stock ledger has been notated to reflect (or, at the request of such holder, a certificate or certificates reflecting) the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and confirmation that the Corporation’s stock ledger has been notated to reflect (or, at the request of such holder, a certificate or certificates reflecting) the number (if any) of the shares of Preferred Stock represented by the surrendered certificate, if any, that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2.                  Reservation of Shares.  The Corporation shall at all times when the Designated Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Designated Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Senior Preferred Conversion Price or the Junior Preferred Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Designated Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Senior Preferred Conversion Price or Junior Preferred Conversion Price, as the case may be.

4.3.3.                  Effect of Conversion.  All shares of Designated Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of any series of Designated Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

4.3.4.                  No Further Adjustment.  Upon any such conversion, no adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price shall be made for any declared but unpaid dividends on the Series Four Senior Preferred Stock or Series Five Junior Preferred Stock, as the case may be, surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5.                  Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Designated Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Designated Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                   Adjustments to Conversion Prices for Diluting Issues.

4.4.1.                  Special Definitions.  For purposes of this Article Fourth, the following definitions shall apply:

(a)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)                                 “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)                                  “Series Four Original Issue Date” shall mean the date on which the first share of Series Four Senior Preferred Stock was issued.

(d)                                 “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series Four Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)                         shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on all series of Designated Preferred Stock on a pro rata basis;

(ii)                      shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)                   up to, in the aggregate, that number of shares of Common Stock or Options equal to 15% of the aggregate number of shares of outstanding Common Stock on an as-converted, fully-diluted basis (after giving effect to the issuance of the Series Four Senior Preferred Stock, the Reverse Stock Split and the Recapitalization) measured as of the Series Four Original Issue Date (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(iv)                  shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)                     up to, in the aggregate, that number of shares of Common Stock or Options equal to 1% of the aggregate number of shares of outstanding Common Stock on an as-converted, fully-diluted basis (after giving effect to the issuance of the Series Four Senior Preferred Stock, the Reverse Stock Split and the Recapitalization) measured as of the Series Four Original Issue Date (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) to institutional lenders in connection with the establishment or maintenance by the Corporation of credit facilities, including equipment lease facilities, approved in each case by the Board of Directors of the Corporation;

(vi)                  securities issued pursuant to a registered public offering, the closing of which is on or after the Series Four Original Issue Date;

(vii)               up to, in the aggregate, that number of shares of Common Stock or Options equal to 1% of the aggregate number of shares of outstanding Common Stock on an as-converted, fully-diluted basis (after giving effect to the issuance of the Series Four Senior Preferred Stock, the Reverse Stock Split and the Recapitalization) measured as of the Series Four Original Issue Date (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) to any licensor of technology or patent rights to the Corporation or to any collaborative partner or licensee with respect to the development or commercialization of products;

(viii)            up to, in the aggregate, that number of shares of Common Stock or Options equal to 4% of the aggregate number of shares of outstanding Common Stock on an as-converted, fully-diluted basis (after giving effect to the issuance of the Series Four Senior Preferred Stock, the Reverse Stock Split and the Recapitalization) measured as of the Series Four Original Issue Date (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) in connection with the acquisition of another business entity by merger, purchase of all or substantially all of its assets or acquisition of all or substantially all of the equity interest of such business entity;

(ix)                  shares of Series Four Senior Preferred Stock and Series Five Junior Preferred Stock (and any Common Stock issued or issuable upon conversion thereof) issued in accordance with the terms of the Subscription Agreement, dated on or about the Series Four Original

Issue Date, among the Corporation and the other signatories thereto, or in connection with the Reverse Stock Split or the Recapitalization, as the case may be; or

(x)                     up to, in the aggregate, 740,000 shares of Common Stock, Options or Convertible Securities (with the number of Convertible Securities issued pursuant to this subparagraph (x) determined based on the number of shares of Common Stock into which such Convertible Securities are convertible or for which such Convertible Securities are exchangeable) (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries, in consideration of the termination of the PTC Therapeutics, Inc. 2012 Carve-Out Incentive Plan.

4.4.2.                  No Adjustment of Conversion Prices.

(a)                                 No adjustment in the Senior Preferred Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series Four Senior Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(b)                                 No adjustment in the Junior Preferred Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series Five Junior Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3.                  Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the Series Four Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock

(as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Senior Preferred Conversion Price or Junior Preferred Conversion Price, as the case may be, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause  (b) shall have the effect of increasing the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, to an amount which exceeds the lower of (i) the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, then in effect, or because such Option or Convertible Security was issued before the Series Four Original Issue Date), are revised after the Series Four Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to the terms of Subsection 4.4.4, the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, shall be readjusted to such Senior Preferred Conversion Price or Junior Preferred Conversion Price, as the case may be, as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, that such issuance or amendment took place at the time such calculation can first be made.

4.4.4.                  Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series Four Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Senior Preferred Conversion Price or the Junior Preferred Conversion Price in effect immediately prior to such issue, then the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)             “CP2” shall mean the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, in effect immediately after such issuance of Additional Shares of Common Stock;

(ii)          “CP1” shall mean the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, in effect immediately prior to such issuance of Additional Shares of Common Stock;

(iii)       “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or upon conversion or exchange of Convertible Securities (including the assumed conversion of the Designated Preferred Stock at the then applicable Basic Conversion Price for the applicable series of Designated Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv)      “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issuance by CP1); and

(v)         “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5.                  Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)             insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)          insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors of the Corporation; and

(iii)       in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)             the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)          the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such

Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6.                  Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5                   Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series Four Original Issue Date effect a subdivision of the outstanding Common Stock, the Senior Preferred Conversion Price and the Junior Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series Four Original Issue Date combine the outstanding shares of Common Stock, the Senior Preferred Conversion Price and the Junior Preferred Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                   Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series Four Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Senior Preferred Conversion Price and the Junior Preferred Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Senior Preferred Conversion Price and the Junior Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Senior Preferred Conversion Price and the Junior Preferred Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series Four Senior Preferred Stock or Series Five Junior Preferred Stock, as the case may be, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Four Senior Preferred Stock or Series Five Junior Preferred Stock, as the case may be, had been converted into Common Stock on the date of such event at the then applicable Basic Conversion Price for the applicable series of Preferred Stock.

4.7                   Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series Four Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Designated Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Designated Preferred Stock had been converted into Common Stock on the date of such event at the then applicable Basic Conversion Price for the applicable series of Preferred Stock.

4.8                   Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Designated Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Designated Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of the applicable series of Designated Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Designated Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the applicable series of Designated Preferred Stock.

4.9                   Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of each affected series of Designated Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such affected series is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Designated Preferred Stock (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of the applicable series of Designated Preferred Stock.

4.10            Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Designated Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Designated Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Designated Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Designated Preferred Stock and the Common Stock.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.                                      Mandatory Conversion.

5.1                   Trigger Events.  Upon either (a) the closing of a Qualified Initial Public Offering or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Series Four Senior Preferred Stock, together with the holders of a majority of the then outstanding shares of Series Five Junior Preferred Stock, voting or consenting as separate classes (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Designated Preferred Stock shall automatically be converted into shares of Common Stock at the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as the case may be, in effect immediately prior to the Mandatory Conversion Time; and (ii) such shares may not be reissued by the Corporation.  A “Qualified Initial Public Offering” shall mean (a) the sale of shares of Common Stock in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $85 million of gross proceeds (before deducting underwriting discounts and offering expenses) or (b) any other firm-commitment underwritten public offering of shares of Common Stock deemed to be a Qualified Initial Public Offering by the vote or written consent of the holders of a majority of the then outstanding shares of Series Four Senior Preferred Stock and the holders of a majority of the then outstanding shares of Series Five Junior Preferred Stock, voting or consenting as separate classes.

5.2                   Procedural Requirements.  All holders of record of shares of Designated Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Designated Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Designated Preferred Stock shall surrender his, her or its certificate or certificates for all such shares, if any (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Designated Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates, if any (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates, if any (or lost certificate affidavit and agreement) for Designated Preferred Stock, the Corporation shall deliver to such holder, or to his, her or its nominees, confirmation that the Corporation’s stock ledger has been notated to reflect (or, at the request of such holder, a certificate or certificates reflecting) the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Designated Preferred Stock converted.  Such converted Designated Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Designated Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Designated Preferred Stock following redemption.

7.                                      Waiver.  Any of the rights, powers, preferences and other terms of any series of Designated Preferred Stock set forth herein may be waived on behalf of all holders of such series by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of such series.

8.                                      Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Designated Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:  Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  This Article SEVENTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.                                      Elections of Directors.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2.                                      Classes of Directors.  The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

3.                                      Terms of Office.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

4.                                      Removal.  Directors of the Corporation may be removed either for cause or without cause by the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  The following indemnification provisions shall apply to the persons enumerated below.

1.                                      Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.                                      Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.                                      Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.                                      Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.                                      Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.                                      Non-Exclusivity of Rights.  The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7.                                      Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.                                      Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.                                      Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH:  The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Designated Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (the persons described in clauses (i) and (ii), collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine.

*     *     *

3.                                      That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.                                      That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 7th day of March, 2013.

By:	/s/ Stuart Peltz
Name:	Stuart W. Peltz
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PTC THERAPEUTICS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

PTC Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendment advisable.  The stockholders of the Corporation duly approved and adopted such proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.  Accordingly, to effect such proposed amendment, it is:

RESOLVED:

That the existing first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation (listing the authorized classes and shares of stock of the Corporation) be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 17,500,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 15,065,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which (a) 5,425,000 shares are hereby designated “Series Four Senior Preferred Stock” and (b) 9,640,000 shares are hereby designated “Series Five Junior Preferred Stock”. The Series Four Senior Preferred Stock and Series Five Junior Preferred Stock are collectively referred to herein as the “Designated Preferred Stock”.”

RESOLVED:

That the Section 4.4.1(d)(iii) of Part B of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“(iii)                         up to, in the aggregate, 2,500,000 shares of Common Stock or Options (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) issued after the Series Four Original Issue Date to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries, in accordance with the provisions of the Corporation’s 2009 Equity and Long Term Incentive Plan, as amended from time to time.”

RESOLVED:

That the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by inserting the following immediately after Section 4.4.1(d)(x) of Part B of Article FOURTH thereof:

“(xi)                        shares of Series Four Senior Preferred Stock (and any Common Stock issued or issuable upon conversion thereof) issued in accordance with the terms of the Subscription Agreement, dated on or about the date on which the Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware, among the Corporation and the other signatories thereto, for the issuance and sale of 375,000 shares of Series Four Senior Preferred Stock.”

RESOLVED:

That the second sentence of Section 5.1 of Part B of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation (defining a Qualified Initial Public Offering) be and hereby is amended by deleting the phrase “$85 million” in the second sentence and by substituting the phrase “$80 million” in lieu thereof.

 [Remainder of Page Intentionally Left Blank.]

2

IN WITNESS WHEREOF, this Certificate of Amendment, which has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, has been executed by a duly authorized officer of the Corporation on this 14th day of May, 2013.

By:	/s/ Stuart W. Peltz
Name:	Stuart W. Peltz
Title:	Chief Executive Officer

[Certificate of Amendment of Amended and Restated Certificate of Incorporation]